Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES NEW $100 MILLION

SENIOR SECURED CREDIT FACILITY

Columbus, Ohio, July 10, 2014. Installed Building Products, Inc. (the “Company” or “IBP”), an industry-leading installer of insulation products, announced today that it has entered into a new five year, $100 million senior secured credit facility. The credit facility consists of a $75 million revolving line of credit and a $25 million term loan. Borrowings under the senior credit facility will bear interest at a rate of LIBOR plus a spread of 1.25% to 2.25%, depending on IBP’s leverage ratio. The new credit facility will be available for working capital needs, general corporate purposes and growth initiatives. This new credit facility replaces the Company’s prior $50 million revolving credit facility, which was scheduled to mature in May 2016.

“The additional liquidity from our expanded credit facility provides us with significant capacity to continue executing on our strategic growth initiatives.” stated Michael Miller, IBP’s Chief Financial Officer. “The new credit facility improves our financial flexibility as we continue to capitalize on the new home construction recovery and pursue select acquisitions in our target markets.”

The credit facility was led by a syndicate of financial institutions including KeyBank National Association as lead arranger, sole book runner and administrative agent, Suntrust Bank as syndication agent, Royal Bank of Canada, Associated Bank, Branch Banking & Trust Company and The Huntington National Bank.

Additional details on pricing and other terms of the credit facility may be found in the Form 8-K filed today with the Securities and Exchange Commission.

About Installed Building Products

Installed Building Products, Inc. (NYSE: IBP) is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family residential, multifamily, and commercial building projects from its national network of branch locations.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the expansion of our operations, growth of our business and the continued strengthening of our financial management. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net